Consent of Independent Auditors12


The Board of Directors
Piedmont Bancorp, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of Piedmont Bancorp, Inc. of our report dated July 21, 1998, relating to the consolidated balance sheets of Piedmont Bancorp, Inc. as of June 30 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in th the three-year period ended June 30, 1998, which is incorporated by reference in the June 30, 1998 annual report on Form 10-K of Piedmont Bancorp, Inc.

                                                        /s/KPMG Peat Marwick LLP
                                                        ------------------------
                                                           KPMG Peat Marwick LLP

Raleigh, North Carolina
September 28, 1998